Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 31, 2024 (this “Voting Agreement”), among R1 RCM Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), Project Raven Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for, among other things, the merger of Merger Sub with and into the Company subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owners of and are entitled to dispose of and vote the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth across from each such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any other Common Stock of which such Stockholder acquires record or beneficial ownership during the Support Period (as defined below) (including as a result of any dividend (cash or stock), subdivision, reclassification, recapitalization, split, combination or exchange of shares, exercise of warrants or any similar event), collectively, the “Subject Shares”; provided that any shares of Common Stock underlying the Warrant No. 1, dated February 16, 2016 (the “TCP-ASC Warrant”), between Accretive Health, Inc. and TCP-ASC ACHI Series LLLP, as amended by Warrant Assignment and Assumption Agreement, dated June 21, 2022, by and among R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.; f/k/a Accretive Health, Inc.), R1 RCM Inc., and TCP-ASC ACHI Series LLLP, shall not constitute Subject Shares unless, until and only to the extent that TCP-ASC ACHI Series LLLP exercises the TCP-ASC Warrant and receives shares of Common Stock in respect thereof, and it being agreed, notwithstanding anything to the contrary contained in this Voting Agreement, TCP-ASC ACHI Series LLLP shall have no obligation to exercise the TCP-ASC Warrant (in whole or in part) and shall retain the right to exercise the TCP-ASC Warrant (in whole or in part) in its sole discretion); and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, each Stockholder has agreed to enter into this Voting Agreement and vote all of its Subject Shares as set forth in this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly and solely as to itself) to the Company as follows:

(a) Authority; Enforceability. Such Stockholder is a corporation, limited liability company or other entity duly incorporated or formed, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable. Such Stockholder has all requisite power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Such Stockholder is not subject to any contract or agreement with any Person that (i) violates or conflicts in any material respect with or would reasonably be expected to violate or conflict in any material respect with, or result in or give rise to a violation of or conflict in any material respect with, the Stockholder’s representations, warranties, covenants and obligations under this Voting Agreement or (ii) would reasonably be expected to restrict or otherwise adversely affect in any material respect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Voting Agreement.

(b) Execution; Delivery. Such Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Enforceability Limitations. The individual signing this Voting Agreement on behalf of such Stockholder has the authority to execute and deliver this Voting Agreement on behalf of such Stockholder.

(c) No-Conflicts. No consent, approval or authorization of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (a) such reports, schedules, statements, filings, waivers, clearances, approvals or waiting periods contemplated by the Merger Agreement, (b) such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby, and (c) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement. None of the execution and delivery of this Voting Agreement by such Stockholder, the performance by such Stockholder of any of its covenants, agreements or obligations under this Voting Agreement, or the consummation by such Stockholder of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of such Stockholder’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which such Stockholder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which such Stockholder or any of its properties or assets are subject or (iv) result in the creation of any Lien (other than Permitted Liens (as defined below)) upon the Subject Shares, except, in the case of any of the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement.

(d) The Subject Shares. As of the date hereof, such Stockholder is, and (except as otherwise permitted by this Voting Agreement) during the term of this Voting Agreement will be, the record and beneficial owner of the Subject Shares listed on Schedule A across from its name, and has, and (except as otherwise permitted by this Voting Agreement) during the term of this Voting Agreement will have, good, valid and marketable title to such Subject Shares, free and clear of any Lien (other than Liens created by (i) the Merger Agreement, (ii) this Voting Agreement, (iii) the Amended and Restated Investor Rights Agreement, dated as of June 21, 2022, as amended, by and among the Company, R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP (the “Investor Rights Agreement”), (vi) the Second Amended and Restated Registration Rights Agreement, dated June 21, 2022, by and among the Company, R1 RCM Holdco Inc., TCP-ASC ACHI Series LLLP, IHC Health Services, Inc., LifePoint Health, Inc., Coyco 1, L.P. and Coyco 2, L.P. (as amended, the “Registration Rights Agreement”), and (vii) restrictions under applicable securities laws (collectively, “Permitted Liens”)). Except for the Investor Rights Agreement, as contemplated by this Voting Agreement and as would not prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement, none of the Subject Shares listed on Schedule A across from its name are subject to any voting trust or other agreement with respect to the voting of the Subject Shares. Except for the Merger Agreement, this Voting Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the TCP-ASC Warrant, such Stockholder is not party to or bound by any option, warrant, purchase right or other contract that would either alone or in connection with one or more events or developments (including after the satisfaction or waiver of any conditions precedent thereunder) require such Stockholder to, directly or indirectly, transfer any of the Subject Shares.

(e) No Legal Proceedings. As of the date hereof, there are no (i) Legal Proceedings pending or, to such Stockholder’s knowledge, threatened against such Stockholder or any of its assets that, if adversely decided or resolved, or (ii) outstanding orders to which such Stockholder or any of its assets are subject or bound, in each case, as would, individually or in the aggregate, prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Voting Agreement.

(f) Acknowledgment. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Voting Agreement.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a) Authority; Enforceability. The Company is a corporation duly incorporated and validly existing under the laws of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company (including approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee).

(b) Execution; Delivery. The Company has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Enforceability Limitations. The individual signing this Voting Agreement on behalf of the Company has the authority to execute and deliver this Voting Agreement on behalf of the Company.

(c) No-Conflict. No consent of, or registration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules, statements, filings, waivers, clearances, approvals or waiting periods contemplated by the Merger Agreement, and (ii) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement. None of the execution and delivery of this Voting Agreement by the Company, the performance by the Company of any of its covenants, agreements or obligations under this Voting Agreement, or the consummation by the Company of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the Company’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any material contract to which the Company or any of its Subsidiaries is a party, or (iii) violate, or constitute a breach under, any order or applicable Law to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject, except, in the case of any of the foregoing clauses (ii) and (iii) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement.

(d) No Legal Proceedings. As of the date hereof, there are no (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any of their respective assets that, if adversely decided or resolved, or (ii) outstanding orders to which the Company, any of its Subsidiaries or any of their respective assets are subject or bound, in each case, as would, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Voting Agreement.

(e) Merger Agreement. The Merger Agreement is in full force and effect and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Enforceability Limitations.

(f) Acknowledgment. The Company understands and acknowledges that each Stockholder is entering into this Voting Agreement in reliance upon the Company’s execution, delivery and performance of the Merger Agreement.

Section 3. Covenants of the Stockholders.

(a) Voting. During the Support Period (as defined below), each Stockholder hereby covenants and agrees as follows:

(i) at any meeting of stockholders of the Company, however called, at which a vote with respect to the Merger Agreement or the Merger is sought, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company with respect to the Merger Agreement or the Merger is sought, each Stockholder shall (solely in its capacity as a stockholder of the Company): (A) appear at each such meeting or otherwise cause each Subject Share to be counted as present for purposes of a quorum; and (B) affirmatively vote (or cause to be affirmatively voted) or execute consents with respect to the Subject Shares, to the extent the Subject Shares may vote or consent on the matter in question, in favor of obtaining the Requisite Stockholder Approval, including the approval and adoption of the Merger Agreement and the Merger, and in favor of any proposal to adjourn such meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement or the Merger at the time of such meeting, and not to withdraw or modify any such vote or consent;

(ii) at any meeting of stockholders of the Company, however called, at which a vote with respect to the Merger Agreement or the Merger is sought, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company with respect to the Merger Agreement or the Merger is sought, each Stockholder shall (solely in its capacity as a stockholder of the Company) affirmatively vote (or cause to be affirmatively voted) or execute consents with respect to the Subject Shares (to the extent the Subject Shares may vote or consent on the matter in question) against (A) any Acquisition Proposal (other than the Merger Agreement or the Merger), or (B) any proposal made in opposition to the Merger Agreement or the Merger and, in each case, not to withdraw or modify any such vote or consent; and

(iii) except as contemplated herein, each Stockholder shall not, directly or indirectly, (A) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement, understanding or agreement with respect to the sale, transfer, pledge, assignment or other disposition of, or limitation on the voting rights of, or any economic interest in (any such action, a “Transfer”) any Subject Shares to any Person other than pursuant to the Merger, provided that such Stockholder shall be permitted to Transfer any Subject Shares to its Affiliates, in each case, if and only if such Affiliates agree in writing (the form and substance of which is reasonably acceptable to the Company) to be bound by all terms in this Voting Agreement with respect to such Subject Shares, (B) enter into any voting arrangement, whether by proxy, power of attorney, voting trust, voting agreement or otherwise, with respect to any Subject Shares, or (C) commit or agree to take any of the foregoing actions.

The “Support Period” shall commence on the date hereof and continue until (and terminate upon) the first to occur of (1) the Effective Time, (2) receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting, (3) the valid termination of the Merger Agreement in accordance with its terms, or (4) the time (if any) at which the Special Committee or the Board of Directors of the Company shall have made a Recommendation Change (whether or not in compliance with the Merger Agreement).

(b) Capacity. Notwithstanding anything to the contrary in this Voting Agreement, (i) each Stockholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including, without limitation, not in any capacity as a director of the Company) and (ii) nothing in this Voting Agreement shall in any way limit or affect, or shall require such Stockholder to attempt to limit or affect, any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee, designee or representative of such Stockholder to the Board of Directors of the Company) of such Stockholder in his or her capacity as a director or officer of the Company or any of its Subsidiaries. No action taken (or omitted to be taken) in any such capacity as a director or officer (including to comply with such director’s or officer’s fiduciary obligations) shall be deemed to constitute a breach of this Voting Agreement.

(c) Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of DGCL in connection with the Merger.

(d) Governmental Restraint. Notwithstanding anything to the contrary in this Voting Agreement, if at any time following the date hereof and prior to the expiration of the Support Period, a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders or any of their Affiliates from taking any action that would be required pursuant to this Section 3, then (i) the applicable obligations of the Stockholders set forth in this Section 3 shall be of no force and effect for so long as such order is in effect to the extent such order restrains, enjoins or otherwise prohibits such Stockholders from taking any such action, and (ii) the Stockholders shall cause the Subject Shares not to be represented in person or by proxy at any meeting at which a vote of the Stockholders on the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought or requested.

(e) General Covenants. Each Stockholder agrees that such Stockholder shall not enter into any contract or agreement with any Person that would reasonably be expected to restrict or otherwise adversely affect in any material respect the Stockholder’s legal power, authority and right to comply with and perform the Stockholder’s covenants and obligations under this Voting Agreement.

(f) Disclosure. Each Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby such Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of such Stockholder’s commitments under this Voting Agreement to the extent required by applicable Law. The Company hereby consents to and authorizes each Stockholder to publish and disclose this Voting Agreement, the Merger Agreement and the terms hereof and thereof in any Schedule 13D amendment filed by such Stockholder.

(g) Subject Shares. Each Stockholder shall notify the Company promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock by such Stockholder after the date hereof (including as a result of any dividend (cash or stock), subdivision, reclassification, recapitalization, split, combination or exchange of shares, exercise of warrants, or any similar event), all of which shall be considered Subject Shares and be subject to the terms of this Voting Agreement as though owned by such acquiring Stockholder on the date hereof. (h) Investor Rights Agreement. The Company hereby waives any provision of the Investor Rights Agreement that would, or would purport to, prohibit or restrict any Stockholder from entering into this Voting Agreement or complying with the terms hereof.

Section 4. Termination. This Voting Agreement shall terminate automatically without any notice or other action by any Person upon the earliest to occur of (a) the time when the Requisite Stockholder Approval is obtained, (b) the Effective Time, (c) the valid termination of the Merger Agreement in accordance with its terms, (d) the time (if any) at which the Special Committee or the Board of Directors of the Company shall have made a Recommendation Change (whether or not in compliance with the Merger Agreement) and (e) the mutual written consent of the Stockholders and the Company. The representations, warranties and covenants contained herein shall not survive the valid termination of the Voting Agreement.

Section 5. General Provisions.

(a) Amendments. This Voting Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email (provided, that such email states that it is a notice defined pursuant to this Section 5(b)) to the Company in accordance with Section 9.2 of the Merger Agreement and to a Stockholder at its address set forth on its signature page hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

(d) Severability. In the event that any provision of this Voting Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Voting Agreement will continue in full force and effect, and the application of such provision to other parties or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Voting Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(e) Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Voting Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Voting Agreement.

(f) Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Voting Agreement. This Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law; Consent to Jurisdiction.

(i) This Voting Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Voting Agreement, whether sounding in contract, tort, statute, or otherwise shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction.

(ii) Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Voting Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 of the Merger Agreement or in such other manner as may be permitted by applicable Law, and nothing in this Section 5(g) will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Voting Agreement or the transactions contemplated hereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Voting Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Voting Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(h) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (c) IT MAKES SUCH WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(h).

(i) Assignment. No party may assign either this Voting Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Voting Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

(j) Non-Recourse. Notwithstanding anything to the contrary in this Voting Agreement, this Voting Agreement may only be enforced against, and a claim, cause of action or other Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) based upon, in connection with, arising out of, or related to this Voting Agreement may only be brought by or against, an expressly named party hereto (collectively, the “Contracting Parties”) and then only with respect to the specific rights and obligations set forth herein with respect to such party. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. Except to the extent a Contracting Party, no TA Person or CD&R Person nor any present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other representative of any party or its Affiliates shall have any loss, liability or damage (whether in contract, in tort or otherwise) for any obligations or liabilities of any Person which is not otherwise expressly identified as a Contracting Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any Contracting Party under this Voting Agreement, for any claim based upon, in respect of, in connection with or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith. The provisions of this Section 5(j) are intended to be for the benefit of, and enforceable by the TA Persons, CD&R Persons, Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other representatives referenced in this Section 5(j) and each such Person shall be an intended third party beneficiary of this Section 5(j). Each of the parties acknowledges and agrees that the agreements contained in this Section 5(j) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Voting Agreement.

(k) Specific Performance. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Voting Agreement by any party, irreparable damage would occur, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that (i) the parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive and/or other equitable relief (without proving actual harm or damages or posting of bond or other security) to prevent breaches (or threatened breaches) of this Voting Agreement and to enforce specifically the terms and provisions hereof; (ii) money damages are not intended to and do not adequately compensate the parties for the harm that would result from a breach of this Voting Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the transactions contemplated herein and without that right, neither the Company nor the Stockholders would have entered into this Voting Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(l) No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to such Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as expressly provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

R1 RCM INC.

By:	/s/ Lee Rivas
Name:	Lee Rivas
Title:	Chief Executive Officer

HOLDERS OF COMMON STOCK:

TCP-ASC ACHI Series LLLP

By its General Partner, TCP-ASC GP, LLC

By:	/s/ Glenn F. Miller
Name:	Glenn F. Miller
Title:	Vice President and Secretary

Address:

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, NY 10022

Attention: Glenn Miller, Co-Global General Counsel

Email: [***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Steve A. Cohen; Victor Goldfeld

Email: [***]; [***]

SCHEDULE A

Stockholder	Common Stock
TCP-ASC ACHI Series LLLP	124,289,200